Exhibit 10.26

SECOND AMENDMENT TO

LETTER AGREEMENT

This Second Amendment to Letter Agreement (the “Amendment”), dated as of April     , 2009, is between AuthenTec, Inc., a Delaware corporation (the “Company”), and Katherine Henry (“Employee” or “Player”) and modifies that Letter Agreement entered into between the parties and having an effective date of June 8, 2007, as amended on January 1, 2009 (the “Agreement”).

1. The Company and Player agree that the third bullet point on page 1 of the Agreement is hereby deleted in its entirety and replaced with:

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“Additional vesting of all Equity Awards granted to you under each stock incentive plan of the Company shall be credited as of the date your employment terminates such that you will vest with respect to that number of additional Equity Awards that would have vested through the second anniversary of the Change of Control. For example, if you are terminated within six months of the Change of Control, your Equity Awards would vest with respect to an additional 18 months.

The Equity Awards so vested shall remain exercisable until the later of (i) 90 days after the date the exercise period otherwise terminates or (ii) December 31 of the year in which the exercise period otherwise would terminate; provided, however, that to the extent any Equity Awards are “incentive stock options”, such options shall cease to be “incentive stock options”. Notwithstanding the foregoing, no Equity Award may be exercised after the end of the original maximum term of the Equity Award. The parties acknowledge and agree that this letter serves to amend the applicable Equity Award grant agreements to comport with the provisions set forth herein.

For purposes of this letter, an “Equity Award” means any option, stock appreciation right, restricted stock, restricted stock unit, performance share or performance unit award or other award with respect to shares of the capital stock of the Company granted to you by the Company prior to a Change in Control, including any such award which is assumed or continued by, or for which a replacement award is substituted by, any successor to the Company in connection with the Change in Control.”

2. Except as specifically amended by this Amendment, the Agreement shall remain in full force and effect. On and after the date hereof, each reference in the Agreement to “this Agreement,” “herein,” “hereunder” or words of similar import shall mean and be a reference to the Agreement as amended by this Amendment.

3. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law rules of such state.

4. This Amendment may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this First Amendment to Letter Agreement as of the date first written above.

THE COMPANY		PLAYER

AuthenTec, Inc.

By:	/s/ F. Scott Moody	/s/ Katherine Henry
Name:	F. Scott Moody	Katherine Henry
Title	Chief Executive Officer